Exhibit 10.37

Langer, Inc.

Restricted Stock Award Agreement

Restricted Stock Award Agreement (the “Agreement”) made as of November 12, 2004, by and between Langer, Inc., a Delaware corporation, having its principal office at 450 Commack Road, Deer Park, New York 11729 (the “Company”), and W. Gray Hudkins, an individual residing at 24 Fifth Avenue, Apt. 701, New York, New York 10011 (“Hudkins”).

Whereas, Hudkins has recently agreed to become the Chief Operating Officer of the Company, with the understanding that he would receive a restricted stock award as herein provided;  and the Company believes it to be in the best interests of the Company to induce Hudkins to become its Chief Operating Officer, and the Company has agreed to award restricted stock to Hudkins under the terms of his employment agreement entered into on or about the date hereof (the “Employment Agreement,” which includes such agreement as the same may be amended hereafter), and the Company desires to secure the services of Hudkins by providing Hudkins with an inducement to enter into the Employment Agreement and to remain an officer, employee or consultant of the Company or one or more of its subsidiaries through the award of restricted stock as herein provided.

Now, Therefore, the parties agree as follows:

1.             Restricted Stock.  Subject to the provisions hereinafter set forth, the Company hereby grants to Hudkins, as of the date hereof (the “Grant Date”), a restricted stock award, subject to the vesting schedule set forth below, of Forty Thousand shares (the “Restricted Shares”) of common stock of the Company, par value $0.02 per share (the “Common Stock”).  As more fully described below, the Restricted Shares granted hereby are subject to forfeiture by Hudkins as provided herein.

2.             Vesting.

(a)           The Restricted Shares shall vest and be deemed earned and become nonforfeitable as follows:

                •              on the first anniversary of the Date of Grant, 13,334 shares;

                •              on the second anniversary of the Date of Grant, 13,333 shares;

                •              on the third anniversary of the Date of Grant, 13,333 shares.

Notwithstanding the foregoing, all of the Restricted Shares shall immediately vest and become nonforfeitable when and if (i) Hudkins’s employment with the Company is terminated without “cause” (as such term is used in the employment agreement dated as of ______, 2004, by and between the Company and Hudkins (the “Employment Agreement”)), or (ii) Hudkins dies, or (iii) a Change-of-Control Event occurs.  For purposes of this Agreement, “Change-of-Control Event” means the occurrence of any one or more of the following events:  (i) there shall have been a change in a majority of the Board of Directors of the Company within a two (2) year period, unless the appointment of a director or the nomination for election by the Company’s stockholders of each new director was approved by the vote of a majority of the directors then still in office who were in office at the beginning of such two (2) year period, or (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited.

(b)           Notwithstanding the vesting schedule set forth herein, such vesting schedule may be accelerated by the Board of Directors or the Compensation Committee of the Board of Directors (the “Committee”) in their sole decision.

(c)           If Hudkins is terminated by the Company or its subsidiaries for Cause (as defined in the Employment Agreement) or voluntarily terminates employment by the Company or its subsidiaries, prior to the satisfaction of the vesting provisions set forth above, no further portion of the Restricted Shares shall become vested pursuant to this Agreement, and such unvested Restricted Shares shall be forfeited effective as of the date that Hudkins ceases to be so employed by the Company or its subsidiaries.

(c)           On the vesting date the Restricted Shares shall be issued to Hudkins in accordance with the terms hereof, including Section 3 below.

(d)           Nothing in this Agreement amends the terms of the Employment Agreement, nor shall this Agreement confer on Hudkins any right to continue in the employ of, or other relationship with, the Company or any subsidiary of the Company, or limit in any way the right of the Company or any affiliate or subsidiary of the Company to terminate Hudkins’s employment or other relationship at any time, with or without cause.  This Agreement does not constitute an employment contract.  This Agreement does not guarantee employment for the length of time of the above vesting schedule or for any portion thereof.

(e)           Tax Consequences.  Hudkins understands that Hudkins may suffer adverse tax consequences as a result of the grant, vesting or disposition of the Restricted Shares.  Hudkins represents that Hudkins has consulted with Hudkins’s own independent tax consultants as Hudkins deems advisable in connection with the grant, vesting or disposition of the Restricted Shares and that Hudkins is not relying on the Company for any tax advice.

3.             Issuance and Withholding.

(a)           Upon vesting, the Company shall issue certificates evidencing the vested portion of the Restricted Shares  registered in the name of Hudkins, Hudkins’s authorized assignee, or Hudkins’s legal representative, and shall deliver such certificates to the registered holder thereof.

(b)           Prior to the issuance of the Restricted Shares, Hudkins must pay or provide for any applicable federal or state withholding obligations in accordance with Section 16 below.

4.             Compliance With Laws and Regulations.  The issuance and transfer of Restricted Shares shall be subject to compliance by the Company and Hudkins with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange or quotation system on which the Company’s Common Stock may be listed at the time of such issuance or transfer

5.             Nontransferability. Until the Restricted Shares shall be vested and issued and until the satisfaction of any and all other conditions specified herein, the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Hudkins, other than by will or by the laws of descent and distribution, except upon the written consent of the Company and, in any case, in compliance with the terms and conditions of this Agreement.  The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of Hudkins.

6.             Privileges of Stock Ownership.  Hudkins shall not have any of the rights of a stockholder with respect to any Restricted Shares until the Restricted Shares are vested and are issued to Hudkins.

7.             Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Hudkins or the Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and Hudkins.

8.             Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

9.             Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Hudkins shall be in writing and addressed to Hudkins at the address indicated above or to such other address as Hudkins may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

10.          Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Hudkins and Hudkins’s heirs, executors, administrators, legal representatives, successors and assigns.

11.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

12.          Acceptance.  Hudkins hereby acknowledges receipt of a copy of this Agreement.  Hudkins has read and understands the terms and provisions hereof, and accepts this restricted stock award subject to all the terms and conditions of this Agreement.  Hudkins acknowledges that there maybe adverse tax consequences upon the grant or the vesting of this restricted stock award, issuance or disposition of the Restricted Shares and that the Company has advised Hudkins to consult a tax advisor regarding the tax consequences of the grant, vesting, issuance or disposition.

13.          Covenants of Hudkins.  Hudkins agrees (and for any proper successor hereby agrees) upon the request of the Committee, to execute and deliver a certificate, in form reasonably satisfactory to the Committee, regarding applicable Federal and state securities law matters.

14.          Obligations of the Company

                (a)           Notwithstanding anything to the contrary contained herein, neither the Company nor its transfer agent shall be required to issue any fraction of a share of Common Stock, and the Company shall issue the largest number of whole Restricted Shares of Common Stock to which Hudkins is entitled and shall return to Hudkins the amount of any unissued fractional share in cash.

                (b)           The Company may endorse such legend or legends upon the certificates for Restricted Shares issued to Hudkins pursuant to this Agreement and may issue such “stop transfer” instructions to its transfer agent in respect of such Restricted Shares as, in its discretion, it determines to be necessary or appropriate to: (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act; (ii) implement the provisions of this Agreement or any other agreement between the Company and Hudkins with respect to such Restricted Shares; or (iii) as may be required pursuant to the Company’s certificate of incorporation, as currently in force or as the same may be amended after the date hereof.

                (c)           The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Restricted Shares to Hudkins, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer.

                (d)           All Restricted Shares issued following vesting shall be fully paid and non-assessable to the extent permitted by law.

15.          Section 83(b) Election.  If Hudkins files an election with the Internal Revenue Service to include the fair market value of any Restricted Shares in gross income as of the Grant Date, the Restricted Stockholder agrees to promptly furnish the Company with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election

16.          Withholding Taxes. Hudkins acknowledges that the Company is not responsible for the tax consequences to Hudkins of the granting, vesting or issuance of the Restricted Shares, and that it is the responsibility of Hudkins to consult with Hudkins’s personal tax advisor regarding all matters with respect to the tax consequences of the granting, vesting and issuance of the Restricted Shares. The Company shall have the right to deduct from the Restricted Shares or any payment to be made with respect to the Restricted Shares, or any amount otherwise payable by the Company to Hudkins, any amount that federal, state, local or foreign tax law requires to be withheld with respect to the Restricted Shares or any such payment.  Alternatively, the Company may require that Hudkins, prior to or simultaneously with the Company’s incurring any obligation to withhold any such amount, pay such amount to the Company in cash or in shares of the Company’s Common Stock (including shares of Common Stock retained from the Stock Restricted Award creating the tax obligation), which shall be valued at the Fair Market Value of such shares on the date of such payment.  In any case where it is determined that taxes are required to be withheld in connection with the issuance, transfer or delivery of the Restricted Shares, the Company may reduce the number of shares so issued, transferred or delivered by such number of shares as the Company may deem appropriate to comply with such withholding.  The Company may also impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements under the Exchange Act, if any.

17.          Miscellaneous

                (a)           If Hudkins loses this Agreement representing the Restricted Shares granted hereunder, or if this Agreement is stolen, damaged or destroyed, the Company shall, subject to such reasonable terms as to indemnity as the Committee, in its sole discretion shall require, replace the Agreement.

                (b)           The Company may offer to buy the Restricted Shares actually issued hereunder on such terms and conditions as the Company shall establish and communicate to Hudkins at the time that such offer is made.

                (c)           This Agreement cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  A waiver of any right derived hereunder by Hudkins shall not be deemed a waiver of any other right derived hereunder.

                (d)           This Agreement may be executed in any number of counterparts, but all counterparts will together constitute but one agreement.

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                In Witness Whereof, the Company has caused this Restricted Stock Award Agreement to be executed by its duly authorized officer and the Restricted Stockholder has executed this Agreement as of the date first above written.

Langer, Inc.

By:
Name:
Title:

Restricted Stockholder:

W. Gray Hudkins